UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of

the Securities Exchange Act Of 1934

Filed by the Registrant  ☒        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Momentive Global Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following communications are being filed in connection with the proposed acquisition of Momentive Global Inc. (“Momentive”) by an investor consortium led by Symphony Technology Group (“STG”):

FAQ: Momentive + STG

What was announced? What does it mean?

We announced that we’ve entered into a definitive agreement to be acquired by Symphony Technology Group (STG), a private equity firm focused on fueling innovative software companies. The all-cash transaction values Momentive at approximately $1.5 billion. Under the terms of the agreement, Momentive shareholders will receive $9.46 per share—a premium of approximately 28% to the volume weighted average closing price of Momentive stock for the 10 trading days ending on March 13, 2023. The deal provides immediate and certain value to all of our stockholders, including employees. We expect the completion of the transaction to occur in the second or third quarter of 2023.

Why are they acquiring Momentive?

In our press release on the transaction, J.T. Treadwell, Managing Director at STG, said, “SurveyMonkey is the most iconic brand in survey technology and has a terrific reputation among individuals, teams, and enterprises for innovation and leadership, with an impressive combination of incredible ease of use and advanced enterprise capabilities and analytics. We have long admired the company during our 20-year history of active investment in the insights and analytics sector, and are very excited to partner with the team at Momentive to build upon their excellent foundation. Together we will continue delivering exceptional value and innovation to individuals and enterprises globally.”

How will this acquisition benefit our business and employees?

By going private in partnership with STG, we’ll be able to focus on world-class execution against our long-term strategy with an emphasis on innovating for customers. We’ll gain access to STG’s team of experts experienced in building related companies. This expertise will help hone our strategy and enhance our products. Finally, the deal provides immediate and certain value to all of our stockholders, including employees.

When will the transaction be completed? What approvals are required?

STG’s acquisition of Momentive is subject to regulatory approval and the approval of the Momentive shareholders. We will continue to operate as a public company until the transaction is completed, which we expect to happen in the second or third quarter of 2023. Upon the transaction close, Momentive will become a private company.

What should I be doing now?

Until we close the transaction, we remain a publicly traded company. This means that it is business as usual here at Momentive. We are counting on you to remain focused on your day-to-day responsibilities, and to continue delivering the same high-quality products and services to our customers.

Is this going to change our strategy going forward?

Until the deal closes, our strategy remains unchanged: we’re going to focus on strengthening engagement and awareness of our self-serve product, growing our sales-assisted customer base, expanding the value existing customers get from our products, and supporting our team. After the transaction closes, we will work with STG to refine Momentive’s strategy for the remainder of 2023 and beyond.

Will this affect our branding strategy?

At this time, there are no planned changes to our branding strategy. Until we close the transaction, it remains business as usual here at Momentive.

Does this affect our hiring plans going forward? Will there be a hiring freeze?

At this time, we are not expecting any significant changes to our hiring plans. There may be a few roles where we decide to not backfill, depending on the role and timeline for filing that role.

Why did we do layoffs right before this announcement? Did we decide to sunset GetFeedback in anticipation of this deal? Was STG involved?

Until the deal closes, we will continue to operate as a standalone company. Our strategic changes announced last month were designed to sharpen our focus for this year to further prioritize the key initiatives that will drive success. STG was not involved in those decisions.

Will there be additional layoffs?

At this time, there are no plans for additional changes to the Momentive team.

What will happen to the Momentive management team?

We do not have plans for immediate changes to our management team. After the transaction closes, we will work with STG to refine Momentive’s strategy for the remainder of 2023 and beyond.

What about our culture and DEI?

STG was very impressed with our culture and our DEI focus. Like us, STG takes diversity, equity, and inclusion seriously.

What will happen to my equity? What about for employees whose equity has not vested yet?

Under the terms of the agreement, Momentive shareholders will receive $9.46 per share. Employees will continue to vest on the pre-existing schedule. On each vest, Momentive employees will be entitled to receive a cash amount equal to $9.46 multiplied by the number of RSUs that would have vested, less applicable withholding taxes, subject to continued service through such vesting date. Details about the treatment of equity can be found here.

What happens to the Employee Stock Purchase Program (ESPP)?

There will be a final purchase made under the ESPP plan prior to the closing of the transaction with funds credited to your ESPP account from the date of the last ESPP purchase through such purchase date, and there will be no new offering periods under the ESPP after the closing of the transaction.

Can I trade Momentive stock between sign and close?

Momentive employees are required to comply with our Insider Trading Policy, which provides that you may only trade in Momentive stock when our trading window is open. The window is currently NOT open. In addition, you may not trade in any company’s securities (including Momentive) if you are in possession of material nonpublic information. If you have questions about whether our trading window is open or if you need help evaluating whether or not you have material inside information regarding Momentive, please reach out to Lora Blum, Michelle Leung, or Mike McKay.

Will we get an open trading window before the merger closes?

We expect our trading window timing and policies to remain the same until the merger closes. Under our Insider Trading Policy, the window is scheduled to open two days after earnings are released. The window is currently closed. As usual, you will receive an email when the trading window opens and closes.

Can I post about this on social media?

Please do not post original content or commentary about this on social media. Also refrain from liking, commenting on, reposting, retweeting, or sharing media reports or news about the transaction. This is important. Communication from Momentive (including its employees) about the transaction is regulated by securities laws and by the terms of the merger agreement. As a result, it must be pre-approved by the Momentive legal team and may need to be publicly filed. You may retweet the approved tweet by the @MomentiveAI handle.

An investor, analyst, or member of the press reached out to me. What should I do?

Please forward analyst and media inquiries to pr@momentive.ai and any investor inquiries to Gary Fuges (gfuges@momentive.ai).

Where can I get more information?

We understand that you may have more questions. Until the deal closes, we may not have all the answers, but we’ll continue to update this FAQ page over time. You can also submit questions here.

Additional Information and Where to Find It

Momentive, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Momentive (the “Transaction”). Momentive plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in Momentive’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “2022 Proxy Statement”), which was filed with the SEC on April 25, 2022. To the extent that holdings of Momentive’s securities have changed since the amounts printed in the 2022 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Promptly after filing the definitive Transaction Proxy Statement with the SEC, Momentive will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT MOMENTIVE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Momentive with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Momentive’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Momentive with the SEC in connection with the Transaction will also be available, free of charge, at Momentive’s investor relations website at investor.momentive.ai.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Momentive’s Board of Directors in approving the Transaction; and expectations for Momentive following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of Momentive’s assumptions prove incorrect, Momentive’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Momentive’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction, including in circumstances requiring Momentive to pay a termination fee; (iii) uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; (iv) the nature, cost and outcome of any legal proceeding that may be instituted against Momentive and others relating to the Transaction; (v) economic, market, financial, business or geopolitical conditions (including resulting from disruptions to the banking sector, inflationary pressures, rising interest rates, supply chain disruptions, the COVID-19 pandemic, civil unrest or military conflict) or competition, or changes in such conditions, negatively affecting Momentive’s markets, customers, business, operations and financial performance; (vi) the effect of the announcement or pendency of the Transaction on our business relationships, customers, operating results and business generally, including risks related to the diversion of the attention of Momentive management or employees during the pendency of the Transaction; (vii) the amount of the costs, fees, expenses and charges related to the merger agreement or the Transaction; (viii) the risk that our stock price may fluctuate during the pendency of the Transaction and may decline significantly if the Transaction is not completed; (ix) possible disruption related to the Transaction to Momentive’s current plans and operations, including through the loss of customers and employees; and (x) other risks and uncertainties detailed in the periodic reports that Momentive files with the SEC, including Momentive’s Annual Report on Form 10-K filed with the SEC on February 17, 2023, and subsequent filings which may be obtained at Momentive’s investor relations website at investor.momentive.ai. All forward-looking statements in this communication are based on information available to Momentive as of the date of this communication, and Momentive does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.